STATE STREET NAVIGATOR SECURITIES LENDING TRUST

AMENDMENT NO. 8 to Master Trust Agreement

AMENDMENT NO. 8 to the Master Trust Agreement of State Street Navigator Securities Lending Trust, dated June 15, 1995, made at Boston, Massachusetts this 5th day of September 2012.

WHEREAS, Section 7.3 of the Master Trust Agreement dated June 15, 1995 (the “Agreement”) of State Street Navigator Securities Lending Trust (the “Trust”) provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of such Trustees;

WHEREAS, at a duly constituted meeting of the Trustees held on September 5, 2012, the Trustees approved the adoption of a Retirement Policy for the independent members of the Trust’s Board of Trustees; and

NOW, THEREFORE, the undersigned officer, pursuant to a vote of the Trustees, hereby amends the Agreement as follows:

1.	Article III, Section 3.1(a) of the Master Trust Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  TRUSTEES. The Trustees hereof and each Sub-Trust may either be persons who are not “interested persons” of the Trust as defined by the 1940 Act (the “Independent Trustees”), or persons who are interested persons of the Trust.  The composition of the Trust’s Board of Trustees will be determined, from time to time, by a majority of the Trust’s Independent Trustees in accordance with the requirements of the 1940 Act and other applicable law”

2.	Article III, Section 3.1(d) of the Master Trust Agreement is hereby amended by:

(a)	inserting “(i)” on the first line of that sub-section prior to the word “Any” and by striking the words “or retire” in the first line of his newly designated sub-section (i);

(b)
striking the words “or retirement” on the third line of this newly designated sub-section (i) and replacing the period following the word “hereunder” in this newly designated sub-section (i) with the text “; and”; and

(c)	inserting a line break and the following text following such line break:

“(ii) A majority of the Trust’s Independent Trustees may, from time to time, adopt policies related to the retirement of the Trust’s Independent Trustees or the compensation due to retired Independent Trustees.  Any of the Trust’s Independent Trustees will automatically and without any further action cease to be a Trustee when required to retire according to the terms of any retirement policy that the Trust’s Independent Trustees may adopt.”

IN WITNESS WHEREOF, the undersigned hereunto has set her hand in the City of Boston, Commonwealth of Massachusetts, as of the 5th day of September 2012.

/s/ Nancy L. Conlin
Nancy L. Conlin
                         Secretary